EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-27291, 33-77874, 33-78984, 33-82720, 333-00261, 333-67623, 333-44334 and 333-100196) of Teknowledge Corporation and Subsidiary of our report dated March 30, 2007 relating to the consolidated financial statements which appear in this Annual Report on Form 10-KSB.

/s/ Burr, Pilger & Mayer LLP
San Jose, California
April 11, 2007